THE PARKING REIT

2018 COMPANY HIGHLIGHTS

- Completed an $8.0 million lot purchase in the famous French Quarter of New Orleans, LA
- Completed a $20.4 million garage purchase in downtown Honolulu, HI
- Announced a revised net asset value of $24.61
- Sold five properties, all for a significant premium to their purchase price
- Hired REIT industry veteran Kevin Bland as the company's new chief financial officer

Year-End 2018 Shareholder Update

Dear Shareholder:

I am pleased to present our 2018 year in review. The third quarter of 2018 represented the best quarter in The Parking REIT, Inc.'s history for revenues, percentage rents, and net income. This year we closed on exciting acquisitions in New Orleans and Honolulu, and bolstered our executive team by hiring REIT industry veteran Kevin Bland as chief financial officer. As we look toward 2019, we are encouraged by the portfolio's performance and remain committed to delivering value for our shareholders through our parking investments. Please find enclosed in this newsletter a recap of our 2018 activity and a look ahead to 2019.

Sincerely,

M. Shustek

Mike Shustek
CEO





FINANCIAL HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

Notes on the balance sheet as of September 30, 2018 (unaudited)

- Total assets: $327,007,000
- Total liabilities: $162,043,000
- Total equity: $164,964,000

The Parking REIT continues to pursue a moderate leverage strategy, with approximately 50 percent loan-to-value across the portfolio.

Notes on the income statement for the three months ended September 30, 2018 (unaudited)

- Total revenues: $6,002,000
- Percentage rent income: $1,010,000
- Net income: $1,052,000

The Parking REIT typically leases its parking properties to parking operators under a net lease structure that includes base rent plus a percentage of gross revenues. This lease structure enables The Parking REIT shareholders to participate in revenue growth and aligns our operators' incentives with those of our shareholders.

The financial highlights summarized above should be read in conjunction with the company's 10-Q and 10-K filings, including the financial statements contained therein.

Complete copies of all company filings, including the third quarter 10-Q filing, can be found at TheParkingREIT.com by clicking on 'Recent Filings,' or on SEC.gov.

2018 ACQUISITIONS

New Orleans, LA surface lot



Purchase price:	$8.0 million
Number of spaces:	78
Parking tenant:	342 N. Rampart, LLC (operated by Premium Parking)
Lease terms:	Base rent $560,000 per year plus 70 percent of gross revenue above $700,000

Located on the perimeter of the world-famous French Quarter of New Orleans, this lot sits on the corner of North Rampart Street and Conti Street. The company believes the property is ideally situated to see demand from visitors to the French Quarter, while the Mercedes-Benz Superdome – approximately one mile to the southwest – drives demand during NFL games and special events.

Honolulu, HI garage



Purchase price:	$20.4 million
Number of spaces:	308
Retail square feet:	16,205 ground floor
Parking tenant:	SP+
Lease terms:	Base rent $946,000 per year plus 75 percent of gross revenue above $700,000
Retail & storage rents:	Approximately $360,000 per year

Located in the heart of the bustling Chinatown district of downtown Honolulu, the four-story Marks Garage covers a full city-block at 1140 Bethel Street. The garage is owned fee simple, which the company believes is more desirable than the ground leases typical of Hawaiian properties. The garage sits within walking distance of many demand drivers, including the downtown central business district, arts and culture district, Hawaii Theatre and Hawaii Pacific University.

2018 DISPOSITIONS

St. Louis surface lots

Original purchase price (MVP REIT):	$6,038,000
Sale price:	$8,500,000
Price appreciation:	41 percent
Approximate hold time:	3 years

In June 2018, The Parking REIT sold two surface lots originally purchased by MVP REIT, Inc. in 2015 to the Land Clearance for Redevelopment Authority of St. Louis. The properties were adjacent to the St. Louis Convention Center. The proceeds of the sale were used to pay down debt.

Kansas City surface lots

Original purchase price (MVP REIT & MVP REIT II):	$2,065,000
Sale price:	$4,000,000
Price appreciation:	94 percent
Approximate hold time:	One property held 5 years; one property held 3 years

In August 2018, The Parking REIT sold two adjacent surface lots, one of which was originally purchased by MVP REIT in 2013 and the other by MVP REIT II in 2015, to Block 66, LLC, a third-party buyer. The proceeds of the sale were used to pay down debt.

Minneapolis lot partial sale

Original purchase price:	$6,100,000 for approximately 108,000 square feet
Sale price:	$3,000,000 for approximately 37,000 square feet
Purchase price per square foot:	$56.47
Sale price per square foot:	$81.96

In October 2018, The Parking REIT sold approximately one-third of a parking lot to Camber Lodging, LLC and Amber Lodging, LLC for a proposed hotel development. The portion of the lot that was sold was not zoned for parking, therefore it could not be used to generate revenue for The Parking REIT. By selling this portion of the property, The Parking REIT kept the remaining two-thirds of the property for parking and secured a parking license agreement from the buyer. The parking license agreement provides for the new owners to pay The Parking REIT an annual license fee of $182,500 for five years with two five-year extension options upon completion of the hotel. The license allows the hotel to use 50 parking spaces to provide parking for hotel guests. The license agreement also provides for the new owners to pay The Parking REIT $91,250 per year for construction staging beginning the earlier of the commencement of any construction or 18 months from the closing. In addition to revenue received from the hotel parking license, The Parking REIT plans to lease the remaining spaces to a parking operator to provide public parking.

Dispositions Summary

Not inclusive of the partial sale of the Minneapolis property described above, to date The Parking REIT has sold five assets for an aggregate sale price of $14.5 million. The original aggregate purchase of those assets was approximately $8.8 million. The sales represent a total price appreciation of 65 percent and an average hold time of approximately three years.

THE PARKING REIT ANNOUNCES UPDATED NET ASSET VALUE OF $24.61 PER SHARE

On May 29, 2018, the board of directors of The Parking REIT, Inc. unanimously approved an estimated per common share net asset value ("NAV") of approximately $161.174 million or $24.61 per common share as of May 29, 2018. The estimated per share NAV was based on the estimated value of the REIT's assets less the estimated value of the company's liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of May 29, 2018.

At the time of appraisal, the company had ownership interests in 46 parking assets. To assist the company in its determination of the estimated per share NAV, the company engaged Parking Property Advisors, LLC, an independent third party valuation firm, to provide it with a valuation analysis for 43 of the company's 46 assets. Of the remaining three assets, one asset was purchased in the first quarter of 2018 and in regards to the remaining two assets, the company used their most recent book values as of the December 15, 2017 merger between MVP REIT, Inc. and MVP REIT II, Inc.

As of May 29, 2018, the total value of the appraised properties at the company's respective ownership interest was approximately $331.757 million. This represents a 9.84 percent increase over the aggregate purchase price of $302.048 million for the properties. Additional information about the company's updated NAV calculation can be found in the 8-K posted May 29, 2018 on the SEC website.

J. KEVIN BLAND BECOMES CHIEF FINANCIAL OFFICER



In December 2018, The Parking REIT announced that its board of directors appointed industry veteran J. Kevin Bland as the company's chief financial officer.

"With more than 17 years of experience as either a chief financial officer or a controller with both public and private real estate companies, Kevin Bland brings an exceptional level of experience and leadership to The Parking REIT," said Mike Shustek, chief executive officer of The Parking REIT. "Kevin is an important addition to our management team as we continue to expand our portfolio and pursue our strategic plan on behalf of shareholders."

Mr. Bland is a certified public accountant, and previously served in a series of strategic financial roles in the real estate industry, including as chief financial officer of UMTH General Services L.P. and vice president, controller and principal accounting officer for Pizza Inn, Inc. (Nasdaq: RAVE). Bland brings specific expertise managing public company GAAP accounting, including SEC reporting, regulatory compliance, audit, budgeting, and forecasting.

> "This is an exciting time to take the helm as CFO of The Parking REIT. I look forward to helping the company pursue long-term growth and value creation for our shareholders."
>
> \- J. Kevin Bland

Bland earned a bachelor's degree in accounting from The University of Texas at Austin and an M.B.A. from Texas Christian University.

UPDATE ON DISTRIBUTIONS

In March 2018, The Parking REIT announced the decision by its board of directors to suspend cash distributions and stock dividends to common shareholders. Dividends on Series A and Series 1 classes of preferred stock were not suspended. Reasons for the board's decision included preservation of capital to maintain sufficient operating liquidity, and to execute the acquisition of the Marks Garage in Honolulu, Hawaii.

In August 2018, The Parking REIT announced in Note Q of its 10-Q quarterly report that The Parking REIT board of directors authorized the reinstatement of its distribution and distribution reinvestment plan upon listing on a national exchange. The company continues to utilize its cash to cover corporate and operating expenses, as well as expenses associated with its preparation for listing on a national exchange.

UPDATE ON POTENTIAL LISTING EVENT

The Parking REIT continues to believe that an eventual listing of its shares on a national stock exchange would be in the best interest of its shareholders as it would provide potential liquidity for shareholders. The company intends to continue to pursue and complete a listing event as soon as practicable, depending upon market, regulatory and other conditions, many of which are beyond the company's control. At this time, the company can provide no assurances as to if or when it will be able to resolve listing-related issues or satisfy the other requirements for a successful listing event. The company will notify shareholders when additional information becomes available regarding the potential timing for a company listing event.

Except in the case of death, the board of directors has suspended the share repurchase program as the company pursues listing its shares.

The contemplated listing event applies to common shareholders only. Holders of Series A and Series 1 preferred stock will have an option to redeem their investment any time beginning 45 days after a listing event, if any. If you are a holder of Series A or Series 1 preferred stock, please check your private placement memorandum for additional details.

SHARE REDEMPTIONS

On June 28, 2018, The Parking REIT board of directors suspended its share repurchase plan, other than for repurchases in connection with a shareholder's death. The Parking REIT plans to utilize the cash savings to further its business operations. The Parking REIT's board of directors may in the future reinstate the share repurchase plan, although there is no assurance as to if or when this will happen. If the board of directors does not reinstate the share repurchase plan, the contemplated listing event, if and when it occurs, would provide an opportunity for shareholders to liquidate their shares on the secondary market.